Exhibit 99.1


                  MID PENN BANCORP, INC. REPORTS 2005 EARNINGS

         (Millersburg, PA) - Mid Penn Bancorp, Inc., (AMEX - MBP), reported net income for the year 2005 of $4,603,000, compared to net income of $4,369,000 for the year 2004. Net income on a per share basis amounted to $1.44 for 2005, compared to $1.37 for 2004. The return on average equity was 12.9%. The increase in income was primarily attributable to a strong improvement in net interest income, which increased $1,665,000 or 13.8% from the prior year.

         Earnings for the fourth quarter of 2005 totaled $1,452,000 compared to $1,253,000 earned in the fourth quarter of 2004. Earnings per share were $.45 per share compared to $.39 per share for the fourth quarter of 2004. Fourth quarter earnings in 2005 were boosted by strong loan growth, improvement in net interest income, and a reduction in the allowance for possible loan losses resulting from a significant improvement in a large commercial loan relationship. The adjustment to the loan loss provision had a positive effect of approximately six cents on earnings per share.

         Total assets at December 31, 2005, were approximately $438 million, an increase of 8.6% from the prior year. Total loans of $311 million as of December 31, 2005, increased by $31 million, or 11.1%, compared to the prior year. Total deposits as of December 31, 2005, were $325 million compared to $301 million the prior year, an increase of 8.0%.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 12 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.